First Financial Service Corporation Announces Quarterly and Annual Earnings

ELIZABETHTOWN, Ky., March 30, 2011 /PRNewswire/ -- First Financial Service Corporation (the Company, Nasdaq: FFKY) today announced a net loss per common share of $(1.42) for the quarter ended December 31, 2010, compared to diluted net loss per common share of $(1.92) for the quarter ended December 31, 2009. Diluted net loss per common share for the year ended December 31, 2010, was $(1.97), compared to diluted net loss per common share of $(1.65) for the year ended December 31, 2009.

Included in the loss for the fourth quarter of 2010 was a $4.4 million, or $0.94 per diluted net income per share, non-cash charge for a valuation allowance against the Company's deferred tax assets. Excluding the impact of this charge, diluted net loss per common share would have been $(0.48) for the quarter ended December 31, 2010 and $(1.03) for the year ended December 31, 2010.

Included in the loss for the fourth quarter of 2009 is a non-operating, non-cash, goodwill impairment charge of $11.9 million (on a pre-tax basis). Excluding the impact of this charge, diluted net income per common share would have been $0.23 for the quarter ended December 31, 2009 and $0.50 for the year ended December 31, 2009. See Regulation G disclosure below for reconciliation.

"The Company had a challenging year during 2010 as we continue to work through the remnants of the worst recession since the Great Depression," stated Chief Executive Officer, B. Keith Johnson. "While the bank's core earnings are still strong, the credit quality issues in the commercial real estate loan portfolio have overshadowed the profitability of the bank's retail franchise. Management will continue to focus a great deal of time and effort on working through these credit issues."

"Loan quality metrics improved from the quarter ended September 30, 2010 though they remain elevated from December 31, 2009. The percentage of non-performing loans to total loans was 5.22% at December 31, 2010, a decrease from 6.53% at September 30, 2010 and an increase from 3.82% at December 31, 2009. Non-performing assets were 5.50% of total assets at December 31, 2010, a decrease from 5.84% at September 30, 2010 and an increase from 3.85% at December 31, 2009."

The following table provides information with respect to non-performing assets for the periods indicated.

	12/31/2010	9/30/2010	12/31/2009
	(Dollar in thousands)
Restructured loans	$ 3,906	$ 2,008	$ 9,812
Non-accrual loans	42,169	58,054	28,186
Total non-performing loans	46,075	60,062	37,998
Real estate acquired through foreclosure	26,604	12,781	8,428
Other repossessed assets	40	48	103
Total non-performing assets	$ 72,719	$ 72,891	$ 46,529

Non-performing loans to loans	5.22%	6.53%	3.82%
Non-performing assets to assets	5.50%	5.84%	3.85%

"Our non-performing assets are largely comprised of residential housing development loans and other real estate acquired through foreclosure in Jefferson and Oldham Counties. Five individual relationships totaling $34.7 million make up over 48% of our non-performing assets. These high-end subdivisions, while showing initial progress, have stalled due to the recession. At December 31, 2010, substantially all of the loan portfolio concentration in these counties has been classified as impaired. Most of the remaining concentration related to the housing industry is located outside of Jefferson and Oldham counties, are smaller subdivision development projects, have stronger guarantors, and are generally having a sufficient amount of business activity."

"Most of our geographic market surrounds the Ft. Knox military base, which has undergone a major transformation, as a result of the 2005 Base Realignment and Closure Act. The Army's Human Resource Command has been relocated to the Ft. Knox military base, resulting in a substantial economic benefit to this area. Over $1.1 billion in new construction has been completed in department of defense renovations to Ft. Knox. An additional $200 million in state funding for infrastructure has yet to begin. The Ft. Knox transformation will result in a net increase in employment of 7,800 to the area including 3,500 new civilian families with the Human Resource Command Center. These positions include higher paying jobs in information systems, information technology, and human resources. The MLS listing from the Heart of Kentucky Association of Realtors indicated a robust residential real estate market in Hardin and surrounding counties for 2010 with sales for the year ended December 31, 2010 hitting a record of $708 million, an increase of $213 million, or 43% from 2009."

"We are pleased with the results of our core banking franchise. Overall deposits increased 12%, or $124 million, driven largely by a 12% or $22 million increase in checking balances. The bank's checking accounts experienced a 8% growth in the number of retail checking accounts, and a 10% growth in the number of commercial checking accounts. The Jefferson County footprint had a $106 million, or 65% growth in deposits during 2010, to $272 million in deposits and the Southern Indiana footprint increased deposits $32 million, or 38% for the year, to $121 million."

Balance sheet changes during 2010 include an increase in total assets of $111.0 million to $1.32 billion. This increase was due to building our investment portfolio to $196.2 million, an increase of $149.2 million since December 31, 2009 and an increase in total cash and cash equivalents to $166.2 million, an increase of $67.6 million compared to December 31, 2009. Loan receivable, net of unearned fees decreased $113.0 million to $882.0 million at December 31, 2010 compared to December 31, 2009.

Net interest margin decreased to 3.05% for the year ended December 31, 2010, compared to 3.66% for the same period in 2009. The decline is mostly attributed to the Bank's increased liquidity efforts as well as the increase in the amount of non-accrual loans.

Provision for loan loss expense increased by $2.4 million to $5.5 million for the three months ended December 31, 2010, compared to the same period ended December 31, 2009. For the year ended December 31, 2010, provision for loan loss expense increased by $7.4 million to $16.9 million compared to the year ended December 31, 2009. Annualized net charge-offs as a percentage of average total loans increased to 1.25% for the year ended December 31, 2010, compared to 0.55% for the year ended December 31, 2009. During the year ended December 31, 2010, the Company continued its efforts to ensure the adequacy of the allowance by adding specific reserves to several large commercial real estate relationships based on updated appraisals received by the Bank. As economic conditions continue to impact our loan portfolio, management's emphasis is to aggressively review credit quality and the adequacy of the allowance for loan losses. As a result of this provisioning, allowance for loan losses as a percent of total loans increased to 2.57% from 1.78% at December 31, 2009.

For the quarter ended December 31, 2010, non-interest income decreased $729,000 to $1.8 million, from $2.5 million for the fourth quarter ended a year ago. Loss on sale and write downs on real estate acquired through foreclosure increased $698,000 for the fourth quarter of 2010 as a result of the decline in market value of properties held in this portfolio. Customer service fees on deposit accounts decreased $261,000; to $1.5 million for the fourth quarter of 2010 compared to the same quarter in 2009, largely due to the impact of newly mandated industry wide regulations. Gain on sale of mortgage loans increased $171,000 to $533,000 due to continued refinancing activity at historically low rates.

For the year ended December 31, 2010 non-interest income decreased $418,000 to $8.1 million, compared to the year ended December 31, 2009. Gain on the sale of mortgage loans increased $566,000 to $1.8 million for the year. Loss on sale and write downs of real estate acquired through foreclosure increased $958,000 to $1.5 million for the year. Loss on securities transactions increased $186,000 to $1.0 million for the year.

Non-interest expense decreased $11.6 million to $8.1 million for the three months ended December 31, 2010, compared to the same period ended September 30, 2009. The Company recorded a goodwill impairment of $11.9 million during the fourth quarter of 2009. Employee compensation and benefits expense decreased $150,000 to $3.5 million for the three months ended December 31, 2010 compared to the same three month period ended in 2009. Real estate acquired through foreclosure expense increased $460,000 to $762,000 for the three months ended December 31, 2010 compared to the same three month period a year ago.

Non-interest expense for the year ended December 31, 2010 was $33.7 million, a decrease of $10.2 million from year ended December 31, 2009. The Company recorded a goodwill impairment of $11.9 million during 2009. Employee compensation and benefits was $15.7 million, a decrease of $172,000 for the year. FDIC insurance premiums increased to $2.7 million, an $813,000 or 43% increase for the year. Outside services and data processing fees were $2.6 million for the year, a decrease of $557,000 over 2009. Bank franchise tax was $1.8 million for the year, an increase of $850,000 over 2009. Real estate acquired through foreclosure expense was $1.7 million for 2010, a $1.0 million increase over 2009.

During the fourth quarter of 2010, the Company recorded a valuation allowance on the Company's deferred tax assets. During the fourth quarter of 2009, the Company recorded a non-cash goodwill impairment charge. The Company believes that excluding the after-tax effects of these charges from its discussion of the Company's core operating results will provide investors with a basis to compare the Company's operating results on a quarter by quarter basis without the material distortions caused by this non-operating charge. The following table reconciles the non-GAAP financial measure "Net income/ (loss) available to common shareholders excluding valuation allowance on deferred tax assets and goodwill impairment charge" with Net income/ (loss) available to common shareholders calculated and presented in accordance with GAAP.

	Quarter Ended		Year Ended
	12/31/2010	12/31/2009	12/31/2010	12/31/2009
Net income/(loss) attributable to common shareholders as reported	$ (6,738)	$ (9,024)	$ (9,329)	$ (7,741)
Valuation allowance on deferred tax assets	4,446	-	4,446	-
Goodwill impairment charge, net of income tax	-	10,104	-	10,104
Net income/ (loss) attributable to common shareholders, excluding valuation allowance on deferred tax assets and goodwill
impairment charge	$ (2,292)	$ 1,080	$ (4,883)	$ 2,363

Net income/(loss) attributable to common shareholders as reported	$ (1.42)	$ (1.92)	$ (1.97)	$ (1.65)
Valuation allowance on deferred tax assets	0.94	-	0.94	-
Goodwill impairment charge, net of income tax	-	2.15	-	2.15
Net income/(loss) attributable to common shareholders, excluding valuation allowance on deferred tax assets and goodwill
impairment charge	$ (0.48)	$ 0.23	$ (1.03)	$ 0.50

Regulation G Disclosure:

This press release includes non-GAAP financial measures. The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliations provided below, provides meaningful information and therefore we use it to supplement our GAAP information. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations and to provide an additional measure of performance. We believe this information is helpful in understanding the results of operations separate and apart from items that may, or could, have a disproportionate positive or negative impact in any given period.

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923. The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service. The Bank offers a variety of financial services to its retail and commercial banking customers. These services include personal and corporate banking services, and personal investment financial counseling services. Today, the Bank serves eight contiguous counties encompassing Central Kentucky and the Louisville Metropolitan area, including Southern Indiana, through its 22 full-service banking centers and a commercial private banking center.

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date made. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of First Federal Savings Bank. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Adverse conditions in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. First Financial Service Corporation's results can also be adversely affected by further deterioration in business and economic conditions both generally and in the markets we serve; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of critical accounting policies and judgments; and management's ability to effectively manage credit risk, residual value risk, market risk, operational risk, interest rate risk, and liquidity risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to First Financial Service Corporation's Annual Report on Form 10-K for the year ended December 31, 2009, on file with the Securities and Exchange Commission, including the section entitled "Risk Factors," and all subsequent filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and First Financial Service Corporation undertakes no obligation to update them in light of new information or future events.

First Financial Service Corporation's stock is traded on the Nasdaq Global Market under the symbol "FFKY." Market makers for the stock are:

Keefe, Bruyette & Woods, Inc.	FTN Midwest Securities

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Howe Barnes Investments, Inc.

Stifel Nicolaus & Company	Knight Securities, LP

FIRST FINANCIAL SERVICE CORPORATION
Consolidated Balance Sheets
(Unaudited)

	December 31,
(Dollars in thousands, except share data)	2010	2009

ASSETS:
Cash and due from banks	$ 14,840	$ 21,253
Interest bearing deposits	151,336	77,280
Total cash and cash equivalents	166,176	98,533

Securities available-for-sale	196,029	45,764
Securities held-to-maturity, fair value of $126 (2010)
and $1,176 (2009)	124	1,167
Total securities	196,153	46,931

Loans held for sale	6,388	8,183
Loans, net of unearned fees	881,934	994,926
Allowance for loan losses	(22,665)	(17,719)
Net loans	865,657	985,390

Federal Home Loan Bank stock	4,909	8,515
Cash surrender value of life insurance	9,354	9,008
Premises and equipment, net	31,988	31,965
Real estate owned:
Acquired through foreclosure	26,604	8,428
Held for development	45	45
Other repossessed assets	40	103
Core deposit intangible	994	1,300
Accrued interest receivable	6,404	5,658
Accrued income taxes	2,102	-
Deferred income taxes	2,982	4,515
Prepaid FDIC Insurance	4,449	7,022
Other assets	2,638	2,091

TOTAL ASSETS	$ 1,320,495	$ 1,209,504

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Deposits:
Non-interest bearing	$ 73,566	$ 63,950
Interest bearing	1,100,342	985,865
Total deposits	1,173,908	1,049,815

Short-term borrowings	-	1,500
Advances from Federal Home Loan Bank	52,532	52,745
Subordinated debentures	18,000	18,000
Accrued interest payable	594	360
Accounts payable and other liabilities	3,023	1,952

TOTAL LIABILITIES	1,248,057	1,124,372
Commitments and contingent liabilities	-	-

STOCKHOLDERS' EQUITY:
Serial preferred stock, $1 par value per share;
authorized 5,000,000 shares; issued and
outstanding, 20,000 shares with a liquidation
preference of $20,000	19,835	19,781
Common stock, $1 par value per share;
authorized 35,000,000 shares; issued and
outstanding, 4,726,329 shares (2010), and 4,709,839
shares (2009)	4,726	4,710
Additional paid-in capital	35,201	34,984
Retained earnings	17,391	26,720
Accumulated other comprehensive loss	(4,715)	(1,063)

TOTAL STOCKHOLDERS' EQUITY	72,438	85,132
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 1,320,495	$ 1,209,504

FIRST FINANCIAL SERVICE CORPORATION
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Year Ended
(Dollars in thousands, except per share data)	December 31,		December 31,
	2010	2009	2010	2009
Interest and Dividend Income:
Loans, including fees	$ 13,120	$ 14,604	$ 54,977	$ 57,113
Taxable securities	1,215	309	3,703	1,234
Tax exempt securities	257	148	885	509
Total interest income	14,592	15,061	59,565	58,856

Interest Expense:
Deposits	5,087	4,558	19,729	17,917
Short-term borrowings	-	35	38	152
Federal Home Loan Bank advances	600	607	2,388	2,405
Subordinated debentures	341	329	1,330	1,318
Total interest expense	6,028	5,529	23,485	21,792

Net interest income	8,564	9,532	36,080	37,064
Provision for loan losses	5,528	3,084	16,881	9,524
Net interest income after provision for loan losses	3,036	6,448	19,199	27,540

Non-interest Income:
Customer service fees on deposit accounts	1,544	1,805	6,479	6,677
Gain on sale of mortgage loans	533	362	1,760	1,194
Gain on sale of investments	53	-	37	-
Net impairment losses recognized in earnings	(216)	(159)	(1,048)	(862)
Loss on sale and write downs on real estate acquired
through foreclosure	(698)	(22)	(1,536)	(578)
Brokerage commissions	104	92	413	373
Other income	482	453	1,996	1,715
Total non-interest income	1,802	2,531	8,101	8,519

Non-interest Expense:
Employee compensation and benefits	3,491	3,641	15,662	15,834
Office occupancy expense and equipment	823	784	3,174	3,271
Marketing and advertising	40	109	715	844
Outside services and data processing	617	813	2,637	3,194
Bank franchise tax	328	183	1,810	960
FDIC insurance premiums	744	518	2,713	1,900
Goodwill impairment	-	11,931	-	11,931
Amortization of core deposit intangible	77	101	306	403
Real estate acquired through foreclosure expense	762	302	1,678	668
Other expense	1,226	1,280	5,035	4,912
Total non-interest expense	8,108	19,662	33,730	43,917

Income/(loss) before income taxes	(3,270)	(10,683)	(6,430)	(7,858)
Income taxes/(benefits)	3,205	(1,922)	1,845	(1,149)
Net Income/(Loss)	(6,475)	(8,761)	(8,275)	(6,709)
Less:
Dividends on preferred stock	(250)	(249)	(1,000)	(980)
Accretion on preferred stock	(13)	(14)	(54)	(52)
Net loss attributable to common shareholders	$ (6,738)	$ (9,024)	$ (9,329)	$ (7,741)

Shares applicable to basic income per common share	4,735	4,709	4,724	4,695
Basic loss per common share	$ (1.42)	$ (1.92)	$ (1.97)	$ (1.65)

Shares applicable to diluted income per common share	4,735	4,709	4,724	4,695
Diluted loss per common share	$ (1.42)	$ (1.92)	$ (1.97)	$ (1.65)

Cash dividends declared per common share	$ -	$ -	$ -	$ 0.43

FIRST FINANCIAL SERVICE CORPORATION
Unaudited Selected Ratios and Other Data

	As of and For the		As of and For the
	Three Months Ended		Year Ended
	December 31,		December 31,
Selected Data	2010	2009	2010	2009

Performance Ratios

Return on average assets	(1.97)%	(3.04)%	(.66)%	(.61)%

Return on average equity	(30.78)%	(36.60)%	(9.67)%	(7.18)%

Average equity to average assets	6.41%	8.30%	6.77%	8.56%

Net interest margin	2.78%	3.56%	3.05%	3.66%

Efficiency ratio from continuing operations (1)	78%	64%	76%	70%

Book value per common share			$ 11.13	$ 13.87

Average Balance Sheet Data

Average total assets	$ 1,301,063	$ 1,144,142	$ 1,263,179	$ 1,092,229

Average interest earning assets	1,239,896	1,069,740	1,199,775	1,020,803

Average loans	919,480	995,815	954,354	971,750

Average interest-bearing deposits	1,071,132	909,506	1,033,875	815,426

Average total deposits	1,145,463	973,597	1,103,309	874,371

Average total stockholders' equity	83,462	94,966	85,550	93,441

Asset Quality Ratios

Non-performing loans as a percent of total loans (2)			5.22%	3.82%

Non-performing assets as a percent of total loans (2)			8.25%	4.68%

Allowance for loan losses as a percent of total loans (2)			2.57%	1.78%

Allowance for loan losses as a percent of
non-performing loans			49%	47%

Net charge-offs to total loans (2)			1.25%	0.55%
__________________________________
(1) Excludes goodwill impairment.
(2) Excludes loans held for sale.

CONTACT: Gregory S. Schreacke, President, First Financial Service Corporation, +1-270-765-2131